Exhibit 99.3

AZUREL LTD ANNOUNCES COMPLETION OF THE ACQUISITION
OF ROMANTIC MOMENTS, INC.

Date 11/5 /02

Azurel, Ltd. (OTC BB: AZUR) today announced that it has completed the acquisition of Romantic Moments, Inc. in consideration for 9,500,000 shares of its common stock. The acquisition was effectuated through a merger of Romantic Moments with and into Flo Weinberg, Inc., a newly formed, wholly owned and operated subsidiary of Azurel.

Romantic Moments manufactures and distributes a line of fine women's loungewear and robes under the name of “Flo Weinberg.” This brand has been established for nearly 100 years and Romantic Moments considers it to be of the highest quality in the lounge wear market.

Romantic Moments distributes its products to more than 300 independent bath, body and linen shops throughout the United States.

Azurel is a full line fragrance and cosmetic company with its own proprietary brands, including Privilege, Benandre and Ben Rickert.

Mr. Steven Moskowitz, CEO of Azurel, said “The combination of the Azurel and Romantic Moments line of products gives us a strong and unique product offering for the bath, body and linen industry. The brands that Azurel now represents are all old well-established names that have a loyal and long time following with the consumer. It is now our goal to build a strong marketing and sales effort to take full advantage of these products.

“I would like to thank the shareholders of both companies for their confidence in approving this acquisition.”

This news release includes statements that may constitute forward-looking statements under the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are necessary estimates reflecting the best judgment of the party making such statements based upon current information and involve a number of risks and uncertainties. Forward-looking statements contained in this press release or in other public statements of Azurel, Ltd. or Flo Weinberg, Inc., and their subsidiaries should be considered in light of those factors. Although Azurel, Ltd. and Flo Weinberg, Inc. believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be met.

For further information call Mr. Steven Moskowitz at (973) 575 9500.